Exhibit 10.12

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

(As Amended and Restated as of January 26, 2015)

CHANGE OF CONTROL EMPLOYMENT AGREEMENT by and between Medtronic, Inc., a Minnesota corporation (the “Company”), and                      (the “Executive”), amended and restated as of the              day of                      (the “Agreement”).

WHEREAS, the Company previously determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the Executive’s continued dedication, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) and in that regard entered into a Change of Control Employment Agreement with the Executive as of             , 20    ;

WHEREAS, the Company continues to believe that it is imperative to diminish the inevitable distraction of the Executive, by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which are competitive with those of other corporations and which ensure that the compensation and benefits expectations of the Executive will be satisfied;

WHEREAS, on June 15, 2014, the Company entered into a Transaction Agreement with Covidien plc and the other parties named therein to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”); and

WHEREAS, technical changes to the Plan are required in connection with the Transaction;

NOW, THEREFORE, the Agreement is hereby amended and restated as follows:

1. Certain Definitions.

(a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if (i) the Executive’s employment with the Company is terminated by the Company or the Executive terminates employment because the Executive ceases to be an officer of Medtronic plc, (ii) the Date of Termination occurs prior to the date on which a Change of Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (B) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to such Date of Termination.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give written notice to the Executive that the Change of Control Period shall not be so extended.

(c) “Medtronic plc” shall mean Medtronic plc, an Irish public limited company.

(d) “Affiliate” shall mean any company controlled by, controlling or under common control with the Company.

2. Change of Control.

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding ordinary shares of Medtronic plc, par value $.0001, as such par value may be adjusted from time to time (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then-outstanding voting securities of Medtronic plc entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that, for purposes of this Section 2(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Medtronic plc, (2) any acquisition by Medtronic plc or any of its subsidiaries, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Medtronic plc or any of its subsidiaries, (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities or (5) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 2(c); or

(b) Individuals who, as of the date hereof, constitute the Board of Directors of Medtronic plc (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of Medtronic plc (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Medtronic plc’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation (or similar corporate transaction) involving Medtronic plc or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Medtronic plc, or the acquisition of assets or stock of another entity by Medtronic plc or any of its subsidiaries (each, a “Business Combination”), in each case, unless, immediately following such Business

Combination, (i) substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding ordinary shares (or, for a non-corporate entity, equivalent securities) and the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of (A) the entity resulting from such Business Combination (the “Surviving Corporation”) or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), in substantially the same proportion as their ownership, immediately prior to the Business Combination, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding ordinary shares and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(d) Approval by the shareholders of Medtronic plc of a complete liquidation or dissolution of Medtronic plc.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”), provided, that nothing stated in this Agreement shall restrict the right of the Company or the Executive at any time to terminate the Executive’s employment with the Company, subject to the obligations of the Company provided for in this Agreement in the event of such terminations. The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date; and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

(ii) Except as otherwise expressly provided in this Agreement, during the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and its Affiliates in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its Affiliates. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Incentive Payments. In addition to Annual Base Salary, the Executive shall be paid, for each fiscal year ending during the Employment Period, an annual bonus (“Annual Bonus”) in cash at least equal to the Executive’s average annual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) award earned by the Executive, including any award earned but deferred, under the Company’s Executive Incentive Plan, as amended from time to time prior to the Effective Date (or under any predecessor, successor or replacement annual incentive plan of the Company or its Affiliates), for the last three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Three-Year Average Bonus”). If the Executive has not been eligible to earn, or has not been employed, for each of the last three fiscal years immediately preceding the fiscal year during which the

Effective Date occurs but has earned a bonus for at least one fiscal year during the last three fiscal years immediately preceding the fiscal year during which the Effective Date occurs, the “Three-Year Average Bonus” shall mean the average of any annual or annualized bonus actually earned over any such years. If the Executive has not been eligible to earn, or has not received, such a bonus for any fiscal year prior to the Effective Date, the “Three-Year Average Bonus” shall mean the Executive’s Target Annual Bonus for the year during which the Effective Date occurs. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Long-Term Cash and Equity Incentives, Savings Plans and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs (any such arrangement a “Plan” for purposes of this Agreement) applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such Plans provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates for the Executive under such Plans as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliates.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit Plans provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance Plans) to the extent applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such Plans provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such Plans in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliates.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliates in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(vi) Business Allowance. During the Employment Period, the Executive shall be entitled to a business allowance in accordance with the most favorable Plans of the Company and its Affiliates in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliates at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacations in accordance with the most favorable Plans of the Company and its Affiliates as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company and its Affiliates on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean (A) repeated violations by the Executive of the Executive’s obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (B) the conviction of the Executive of a felony involving moral turpitude.

(i) For purposes of Section 5(b)(i)(A) of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the

Company is not the ultimate parent corporation of its Affiliates and is not publicly traded, the board of directors of the Parent Corporation (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or the Parent Corporation or a senior officer of the Company or the Parent Corporation or (C) the advice of counsel for the Company or the Parent Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 5(b)(i)(A) of this Agreement, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of Medtronic plc ceasing to be a publicly traded entity or becoming a subsidiary), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) of this Agreement or the Company’s requiring the Executive to be based at a location other than the principal executive offices of the Company (if the Executive were employed at such location immediately preceding the Effective Date) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c) of this Agreement, any good faith determination of “Good Reason” made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, respectively, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability or death, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

6. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason, in lieu of further payments pursuant to Section 4(b) of this Agreement with respect to periods following the Date of Termination:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, and (2) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (1) and (2), the “Accrued Obligations”);

(B) an amount equal to the product of (1) the higher of (I) the Three-Year Average Bonus and (II) the Annual Bonus paid or payable, including any portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive has been employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual Bonus”), and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, in lieu of any amounts otherwise payable pursuant to the Executive Incentive Plan solely with respect to the year in which the Date of Termination occurs (the “Pro-Rata Incentive Payment”); and

(C) the amount equal to the product of (1) three, and (2) the sum of (x) the Executive’s Annual Base Salary, and (y) the Highest Annual Bonus; and

(ii) the Executive’s benefits under the Company’s tax qualified retirement plan (the “Retirement Plan”) and any excess or supplemental retirement plan in which the Executive participates as of the Effective Date (or if more favorable to the Executive, as of the Date of Termination) (collectively, the “SERP”) shall be calculated assuming that the Executive’s employment continued for the remainder of the Employment Period and that during such period the Executive received service credit for all purposes under such plans and the Executive’s age increased by the number of years that the Executive is deemed to be so employed; provided, however; that in no event shall the Executive be entitled to age or service credit, as a result of the application of this Section 6(a)(ii), beyond the maximum age or maximum number of years of service credit, as applicable, permitted under the Retirement Plan or the SERP; and

(iii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide (the “Benefit Continuation Period”), the Company shall provide health care and life insurance benefits to the Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family (taking into account any applicable required employee contributions), as those which would have been provided to them in accordance with the Plans providing health care and life insurance benefits and at the benefit level described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated; provided, however, that the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, further, that if the Executive becomes re-employed with another employer and is eligible to receive health care and life insurance benefits under another employer-provided plan, the health care and life benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. Following the end of the Benefit Continuation

Period, the Executive shall be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of such period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 6(a)(iii) and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the retiree welfare benefit Plans, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period, and the Company shall cause the Executive to be eligible to commence in the applicable retiree welfare benefit Plans as of the applicable benefit commencement date; and

(iv) except as otherwise set forth in the last sentence of Section 7, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits that the Executive is otherwise entitled to receive under any other plan, program, practice, policy, contract, arrangement or agreement of the Company or its Affiliates (such other amounts and benefits, the “Other Benefits”).

Notwithstanding the foregoing provisions of Section 6(a)(i), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that would otherwise be payable under Section 6(a)(i) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “409A Payment Date”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations, the Pro-Rata Incentive Payment and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliates to the estates and beneficiaries of peer executives of the Company and its Affiliates under such Plans relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its Affiliates and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the Pro-Rata Incentive Payment the timely payment or delivery of the

Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the 409A Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliates to disabled executives and/or their families in accordance with such Plans relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other disabled peer executives of the Company and its Affiliates and their families.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive (i) the Accrued Obligations and (ii) the Other Benefits, in each case to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro-Rata Incentive Payment and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, the Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the 409A Payment Date.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates (other than participation in any severance plan upon the Executive’s termination of employment during the Employment Period) and for which the Executive may qualify, nor, subject to Section 12(f) of this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of its Affiliates, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of its Affiliates, including without limitation any retirement or pension plan or arrangement of its Affiliates or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of the Company or its Affiliates, unless expressly provided therein in a specific reference to this Agreement.

8. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive) at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year.

9. Reduction of Payments in Certain Circumstances.

(a) Anything in this Agreement to the contrary notwithstanding, in the event PricewaterhouseCoopers or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or its Affiliates in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement. For purposes of this Section 9, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 9(a); and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(a)(1)(C), (ii) Section 6(a)(1)(B), (iii) Section 6(a)(iii) and (iv) Section 6(a)(ii). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

10. Confidential Information. The Executive shall comply with any and all confidentiality agreements with the Company and its Affiliates to which the Executive is, or shall be, a party.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c) of this Agreement, this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

If to the Company:

Medtronic, Inc.

Legal Dept. LC400

710 Medtronic Parkway

Minneapolis, MN 55432-5604 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state, or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 5(c)(i) through 5(c)(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company may be terminated by either the Executive or the Company at any time prior to the Effective Date or, subject to the obligations of the Company provided for in this Agreement in the event of a termination after the Effective Date, at any time on or after the Effective Date. Moreover, if prior to the Effective Date, (i) the Executive’s employment with the Company terminates or (ii) the Executive ceases to be an officer of Medtronic plc, then the Executive shall have no further rights under this Agreement. From and after the Effective Date, except with respect to the agreements described in Section 10 hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(g) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury

Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE	MEDTRONIC, INC.

By:	By:
[Title]	[Title]

17